Exhibit (10.15)
BADGER METER, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN FOR CERTAIN DIRECTORS
(approved December 12, 2008 and retroactively effective on January 1, 2008)
Section 1. Participants.
     Any director of Badger Meter, Inc. (the “Company”), other than a director who is also a salaried officer or employee of the Company or any of its subsidiaries, may elect to become a Participant under this Amended and Restated Deferred Compensation Plan for Certain Directors (the “Plan”) by written notice to the Company. This Plan shall apply only to compensation deferrals occurring after 2004. Deferrals occurring before January 1, 2005 are controlled by the terms of the plan as in effect in 2004.
Section 2. Deferred Compensation.
          Deferral Election. Any Participant may elect to defer all or any part of his compensation as a director which is earned during a calendar year beginning after the date of said election as he may specify in said written notice to the Company, and such deferred compensation shall be credited by the Company to a deferred compensation account for such Participant at the time it would otherwise be payable to the director. Any Participant may increase, reduce or suspend the election, but only with respect to payments earned in any calendar year beginning after the filing of the modified election. In addition, with respect to the calendar year in which a director is first eligible to, and elects to participate in the Plan, the director may, within 30 days of becoming a Participant in the Plan, elect to defer all or any part of his compensation as a director which is earned during such calendar year beginning after the date on which he filed the election to defer, provided the Participant was not an employee of the Company during that same calendar year.
          Distribution Election. Prior to the calendar year in which the compensation at issue is earned, the Participant may elect to have the amounts credited to his deferred compensation account distributed to him in five or ten equal annual installments. Such distribution shall begin at the time, and in shall be made in such fashion, as described in Section 5. The Company shall establish separate subaccounts as needed to identify amounts subject to different payment intervals. If the Participant does not make a distribution election under this Section 2, the amounts credited to the Participant’s deferred compensation account under the Plan shall be payable in three equal annual installments, as described in Section 5.
Section 3. Accounts.
     The deferred compensation of each Participant will be credited to an account on the Company’s books in the name of such Participant, and each Participant will be furnished annually with a statement of his account. Such accounts shall serve solely as a device for determining the amount of the deferred compensation to be paid to Participants and shall not constitute or be treated as a trust fund of any kind.
          a. Cash or Stock Unit Deferrals.
     At the same time he elects to defer all or any part of his compensation, the Participant shall also select the manner in which the compensation to which he may become entitled after the date of election shall be deferred. The Participant shall elect to defer that compensation in one of two ways – as cash or as stock of the Company.
     Cash Subaccount. If a Participant elects to defer his compensation into a Cash Subaccount, the Cash Subaccount is credited with the dollar amount of such compensation on the date it would otherwise be payable. Amounts credited to the Cash Subaccount are credited with interest as stated in Paragraph 4 of the Plan.
     Stock Subaccount. If a Participant elects to defer his compensation into a Stock Subaccount, the Stock Subaccount is credited with a number of units equivalent to the dollar amount of such compensation on the date it would otherwise be payable. Such units will be computed by dividing the deferred compensation by the fair market value of the Company’s Common Stock. Fair market value for this purpose is the closing price of the Common Stock on the American Stock Exchange on the last trading day of the quarter proceeding the date that the compensation would have been paid if no deferral had been made. Amounts credited to the Stock Subaccount are credited with dividends as stated in Paragraph 4a of this document.
Section 4. Interest and Dividends.
     Interest. The Cash Subaccount of each Participant shall be credited with interest annually, on the last day of each calendar year, until the amounts credited to the Participant’s Cash Subaccount have been fully paid to him as described under paragraph 6 hereof. The rate of interest to be credited shall be equal to the prime rate of interest in effect at the M&I Marshall and Ilsley Bank of Milwaukee, Wisconsin, as of the first business day of the calendar year.
     Dividends. The Stock Subaccount of each Participant shall be credited with dividends quarterly, on the last day of each calendar quarter, until the full payment to the participant under paragraph 6 hereof. Such dividends shall be computed by multiplying the number of units in the Participant’s stock subaccount on each dividend record date, by the amount of each dividend, to determine the dividend amount. The dividend amount will then be divided by the closing stock price on the dividend record date to determine the number of stock units to be added to the stock subaccount. For example, if a participant has five hundred (500) units in a stock subaccount on the record date of a twenty cent ($.20) dividend declaration, the dividend amount would be one hundred dollars (100). If the closing price of the stock was $50 on that date, two units would be added to the Participant’s stock subaccount.
Section 5. Distribution.
     When a Participant shall Cease to be a Director of the Company the amount accumulated in such Participant’s deferred compensation account shall be distributed as follows:
     a. The Company pay to the Participant the amounts credited to the Participant’s deferred compensation account on January 1 of each year following the date on which the Participant Ceases to be a Director, an amount equal to one-third, one-fifth or one-tenth of the amount accumulated in his deferred compensation account at the date he Ceased to be Director (depending on the number of installments elected by the Participant pursuant to Section 2, above), plus any additional amount of deferred compensation or interest thereafter credited to such account under the provisions of paragraph 4.
     b. If a Participant shall Cease to be a Director by reason of his death or if he shall die after he shall be entitled to distribution hereunder but prior to receipt of all distributions hereunder, all amounts credited to his account shall be distributed to such beneficiary as such Participant shall have designated by an instrument in writing filed with the Secretary of the Company, or in the absence of such designation, to his personal representative or estate, in the same manner and at the same intervals as they would have been made to such Participant had he continued to live.
     c. Stock Subaccount Valuation
     Upon distribution of any portion or all of a Participant’s stock subaccount, the value of the account will be computed by multiplying the number of units in the account on the date of distribution by the closing price of the Company’s Common Stock on the last day of the month prior to the distribution.
     d. Conversion of Stock Subaccount to Cash Subaccount.
     Within 30 days of the date he Ceases to be a Director, the Participant who has a stock subaccount, may elect to convert the stock subaccount balance into a cash subaccount balance. The conversion will be made by multiplying the number of units in the account on the date of conversion by the closing price of the Company’s Common Stock on the last day of the month prior to the conversion. After conversion, the new cash subaccount would function in the same manner as all other cash subaccounts.
     e. For purposes of this Plan, a Participant shall “Cease to be a Director” upon the Participant’s termination of director services with the Company, subject to the following conditions:
     (i) If the Participant takes a leave of absence from the Company for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s services will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to continue services is provided by either by statute or by contract. If the period of the leave exceeds six (6) months and the Participant’s right to continue services is not provided by either statute or contract, the Participant will be considered to have Ceased to be a Director on the first day of the seventh (7th) month of the leave of absence.

     (ii) The Participant will be deemed to have Ceased to be a Director for purposes of this Plan when the level of bona fide services performed by the Participant for the Company (either as a director or as an employee, if the Participant continues to provide services to the Company in a capacity other than as a director) permanently decreases to a level equal to twenty percent (20%) or less of the average level of services performed by the Participant during the immediately preceding thirty-six (36)-month period (or the Participant’s actual period of service, if less). The Participant will not be deemed to have Ceased to be a Director if the Participant continues to provide bona fide services to the Company in any capacity (whether as a director or an employee if the Participant continues to provide services to the Company in a capacity other than as a director) at a level that is greater than twenty percent (20%) of the average level of services performed by the Participant during the immediately preceding thirty-six (36)-month period (or the Participant’s actual period of service, if less).
Section 6. Conditions.
     Until each Participant shall have received his full distribution hereunder, he shall not (i) divulge at any time any confidential information, technical or otherwise, obtained by him in his capacity as a director, or (ii) take any steps to do anything which would damage or reflect adversely on the reputation of the Company, or (iii) refuse to furnish such advisory or consulting services as the Company may reasonably request and as his health may permit, provided that such services shall be rendered as an independent contractor and not as an employee and that the Company shall pay reasonable compensation for such services, as well as reimbursement for expenses incurred in connection therewith. Any Participant who shall fail to comply with any of the foregoing conditions shall forfeit all right to any distribution of cash or stock which would otherwise be payable to him thereafter under the terms of this Plan. Notwithstanding the foregoing, however, the Company shall not require the Participant to provide services to it pursuant to this Section 6 to such an extent that the Participant, if he had previously Ceased to be a Director within the meaning of Section 5 hereof, would, as a result of performing such services, be deemed not to have Ceased to be a Director.
Section 7. Assignment.
     Neither the Participant, nor his beneficiary, nor his estate shall have any right or power to transfer, assign, pledge, encumber, anticipate or otherwise dispose of any rights or any distributions payable hereunder.
Section 8. Participants’ Rights Unsecured.
     The right of any Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, wholly contingent upon the conditions set forth in paragraph 6.
Section 9. Tax Withholding.
     The Company shall have the right to deduct from all payments made from the Plan, or from any other amount owed to the Participant (or to the Participant’s personal representative or estate, if applicable), any Federal, state, or local income or payroll taxes (including all taxes required under the Federal Insurance Contributions Act) that the Company determines required by law to be withheld with respect to such payments. If the amount so withheld by the Company is insufficient for such purpose, then the Company may require the Participant (or the Participant’s personal representative or estate, if applicable) to pay to the Company, upon its demand, or otherwise make arrangements satisfactory to the Company for payment of, such amount as may be requested by the Company in order to satisfy the Company’s obligation to withhold any such taxes.
Section 10. Amendments of the Plan.
     The Board of Directors of the Company may amend the Plan at any time, without the consent of the Participants or their beneficiaries, provided, however, that no amendment shall divest any Participant of the right to receive the amounts then credited to his account hereunder, subject only to the conditions described in paragraph 6. Further, the Company may not, without the consent of the affected Participant (or the Participant’s personal representative or estate, if applicable), amend the Plan in any manner that would cause the imposition of additional tax under Code section 409A on the Participant (or the Participant’s personal representative or estate, if applicable).

Section 11. Termination of Plan.
     The Board of Directors of the Company may terminate the Plan at any time. Upon termination of the Plan, distributions in respect of credits to Participants’ deferred compensation accounts as of the date of termination shall be made in the manner and at the time heretofore prescribed. Notwithstanding the foregoing, however, the Company may not, without the consent of the affected Participant (or the Participant’s personal representative or estate, if applicable), terminate the Plan if such termination would cause the imposition of additional tax under Code section 409A on the Participant (or the Participant’s personal representative or estate, if applicable).
Section 12. Expenses.
     Costs of administration of the Plan will be paid by the Company.
Section 13. Gender and Number.
     Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.
Section 14. Claims Appeal Procedure
     a. In the event a Participant disagrees with the determination of the Corporate Governance Committee of the Board of Directors, or any successor committee thereto (the “Committee”), regarding the Participant’s right to benefits hereunder, the Participant must submit his written request for reconsideration to the Committee setting forth the basis for his disagreement. The Committee shall review the claim and provide a written response within 60 days after receipt of the claim, although the Committee may extend this period to 120 days by notice to the Participant within the initial 60-day period.
     b. If the Participant disagrees with the Committee’s determination on review, the Participant may file a written objection within 60 days from the date of the Committee’s written response requesting review by the Board of Directors. The Board of Directors’ decision will be transmitted to the Participant within 60 days of receipt of the written objections, although the Board of Directors may extend this period to 120 days by written notice to the Participant within the initial 60-day period. The Board of Directors’ decision on appeal shall be final and binding on all parties.

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